EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the following Registration Statements:

•	Registration Statements (Form S-8 No. 333-204220 and 333-188875) pertaining to Two Harbors Investment Corp.’s Equity Incentive Plan,

•	Registration Statement (Form S-3 No. 333-215177) pertaining to the Two Harbors Investment Corp. Dividend Reinvestment and Direct Stock Purchase Plan, and

•	Registration Statement (Form S-3 No. 333-204216) pertaining to Two Harbors Investment Corp.’s registration of common stock, preferred stock, debt securities, and depositary shares,

of our reports dated February 28, 2017, with respect to the consolidated financial statements and schedule of Two Harbors Investment Corp., and the effectiveness of internal control over financial reporting of Two Harbors Investment Corp., included in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 28, 2017